Exhibit 8.1

September 26, 2019

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

25 Wilton Road

London SWIV 1LW

United Kingdom

Re:	Global Ship Lease, Inc.

Ladies and Gentlemen:

We have acted as counsel to Global Ship Lease, Inc. (the “Company”) in connection with (i) the Company’s registration statement on Form F-1 (File No. 333-233198) (such registration statement as amended or supplemented from time to time, the “Initial Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 9, 2019 and as amended on September 24, 2019, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of Class A common shares, par value $0.01 per share, of the Company; and (ii) the Company’s registration statement filed pursuant to Rule 462(b) of the Securities Act on September 26, 2019, which incorporates by reference the Initial Registration Statement (the “Additional Registration Statement”), for the purpose of registering additional Class A common shares of the Company.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the Initial Registration Statement; (ii) the Additional Registration Statement; and (iii) and the prospectus of the Company (the “Prospectus”) incorporated by reference into the Additional Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Additional Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2018 (the “Annual Report”), which is incorporated by reference into the Additional Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “Taxation” in the Prospectus and “Item 10. Additional Information E. Taxation” in the Annual Report, we hereby confirm that the opinions of Seward & Kissel and the discussions of United States federal and Marshall Islands tax matters expressed in the Prospectus under the heading “Taxation” and in the Annual Report under the heading “Item 10. Additional Information E. Taxation”, are our opinions and accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Additional Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above or by reference to the Additional Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Taxation” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder with respect to any part of the Additional Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP